Exhibit 99.1

Hillenbrand Fourth-Quarter Revenue Increases 9% to $231 Million

•             Process Equipment Group revenue grows 32% over prior year (17% excluding Rotex acquisition)

•             GAAP net income increases 17% (19% adjusted)

BATESVILLE, Indiana, November 28, 2011 /PRNewswire/ — Hillenbrand, Inc. (NYSE: HI)

Quarterly Summary

Hillenbrand reported worldwide revenue of $231.2 million for the fourth quarter of fiscal 2011, a 9% ($19.2 million) increase over the prior year. The company’s fastest-growing business platform, Process Equipment Group, increased revenue 32% ($18.4 million) to $76.4 million, or 25% ($14.3 million) on a constant currency basis. Excluding the impact of the August 31 acquisition of Rotex, revenue grew 17%. The acquisition also contributed to a 26% increase in Process Equipment Group’s order backlog compared to the third quarter. The Batesville business platform reported fourth-quarter revenue of $154.8 million, slightly above prior-year revenue of $154 million.

Increased commodity costs in the Batesville business, primarily fuel and steel, along with inventory step-up charges related to the Rotex acquisition, led to a consolidated gross profit margin of 39.2%, compared to 41.8% in the prior year.  Without the step-up charges, adjusted gross profit margin was 40.4% in the fourth quarter of 2011.

Net income increased 17% over the prior year to $23.5 million, with EPS growing 19% to $0.38. In the same period, EBITDA increased 8% to $44.6 million. The year-over-year increases were higher on an adjusted basis, with net income up 19% to $29.2 million, EPS up 20% to $0.48 and EBITDA up 11% to $52.5 million. Cash flow from operations was $33 million higher than the prior year, largely due to the timing of tax payments.

Annual Summary

Annual revenue for 2011 increased 18% ($134.2 million) over the prior year to $883.4 million, 16% on a constant currency basis. Gross profit margin was 41.9% compared to 41.8% in the prior year. Without the impact of inventory step-up charges, adjusted gross profit margin was 42.2% in 2011 and 43.4% in the prior year. Net income of $106.1 million ($1.71 per share) grew 15% compared to the prior year, and adjusted net income of $113.8 million ($1.84 per share) was 2% higher. At $197.5 million, EBITDA increased 19% ($31.7 million) over the prior year, and 9% ($17.2 million) on an adjusted basis. Collection of the Forethought Note in 2011 was a primary driver in the $71.3 million year-over-year increase in cash flow from operations.

CEO Comments

“The company posted very solid fourth-quarter results, fueled by effective execution of our growth strategy, which focuses on making the right investments in our business platforms to drive profitability and shareholder value,” said Kenneth A. Camp, Hillenbrand president and chief executive officer. “Batesville continues to generate strong and consistent cash flow, while Process Equipment Group has embarked on a global growth initiative that is opening up new geographies for its brands, including newly acquired Rotex. I’m pleased with the company’s accomplishments during the past year and look forward to building on those successes in 2012.”

Guidance for Fiscal Year 2012

Hillenbrand expects 2012 global revenue to increase between 13% and 17%, driven by double-digit organic top-line growth from Process Equipment Group and a full year of revenue from Rotex. Batesville is anticipated to deliver low single-digit top-line growth. Given current foreign exchange rates, management expects foreign currency to be favorable in the early part of the year, then largely offset in the latter part, resulting in a minimal total translation impact when compared to 2011.

Diluted EPS for fiscal 2012 is projected to range from $1.75 to $1.85 on a GAAP basis. This takes into account $5 million of intangible asset amortization for Rotex and $12 million less interest and investment income. The Forethought Note, collected in April 2011, yielded $6 million of interest income that will not repeat in 2012. In addition, Hillenbrand recognized $6 million of gains from limited partnership investments in 2011 that are not expected to recur. The company expects to make adjustments for such items as business acquisition costs, backlog step-up amortization and antitrust litigation expense, resulting in a 2012 diluted adjusted EPS range of $1.82 to $1.92.

“Absent significant jolts to the world economy, we expect our strong growth in 2012 to drive us over the billion-dollar revenue mark,” said Camp. “As we continue our transformation into a global diversified industrial enterprise, it’s encouraging to see our strategy affirmed by the results we’re delivering to our shareholders.”

Conference Call and Webcast

The company will host a conference call and simultaneous webcast Tuesday, November 29, 2011, at 8 a.m. ET to discuss the results for the fourth quarter and full fiscal year 2011, which ended September 30, 2011. The webcast will be available at http://ir.hillenbrandinc.com and will be archived on the company’s website through November 29, 2012.

To access the conference call, listeners in the United States and Canada may dial 1-800-378-6592, and international callers may dial 1-719-325-2324. A replay of the call will be available until midnight ET, Tuesday, December 13, 2011, by dialing 1-888-203-1112 in the United States and Canada or 1-719-457-0820 internationally, and using the passcode 8822146.

Consolidated Statements of Income (Unaudited)

(in millions, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
Net revenue	$231.2	$212.0	$883.4	$749.2
Cost of goods sold	140.5	123.3	513.5	435.9
Gross profit	90.7	88.7	369.9	313.3
Operating expenses	56.9	53.9	211.3	175.4
Operating profit	33.8	34.8	158.6	137.9
Interest expense	(2.7)	(2.7)	(11.0)	(4.2)
Investment income and other	0.9	0.8	10.2	12.7
Income before income taxes	32.0	32.9	157.8	146.4
Income tax expense	8.5	12.8	51.7	54.1
Net income	$23.5	$20.1	$106.1	$92.3

EPS - basic and diluted	$0.38	$0.32	$1.71	$1.49
Weighted average shares outstanding — basic and diluted	62.1	62.0	62.0	61.9
Cash dividends per share	$0.1900	$0.1875	$0.7600	$0.7500

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in millions)

	Fiscal Year Ended
	September 30,
	2011	2010
Net cash provided by operating activities	$189.5	$118.2
Net cash used in investing activities	(154.5)	(348.7)
Net cash provided by (used in) financing activities	(22.0)	289.8
Effect of exchange rate changes on cash and cash equivalents	4.1	3.9

Net cash flows	17.1	63.2

Cash and cash equivalents:
At beginning of period	98.4	35.2
At end of period	$115.5	$98.4

Hillenbrand’s financial statements on Form 10-K are expected to be filed jointly with this release and are available on the Company’s website (www.HillenbrandInc.com).

Reconciliation of Non-GAAP Measures (Unaudited)

(in millions, except per share data)

	Three Months Ended		Fiscal Year Ended
	September 30,		September 30,
	2011	2010	2011	2010
GAAP net income	$23.5	$20.1	$106.1	$92.3
Antitrust litigation	—	3.1	1.3	5.0
Inventory step-up	2.8	—	2.8	11.6
Backlog step-up	0.8	—	0.8	1.7
Business acquisition	4.6	0.5	6.3	10.5
Sales tax adjustment	(0.1)	(0.6)	(0.8)	(4.7)
Restructuring	0.6	3.0	1.3	3.0
Income tax on adjustments	(3.0)	(1.5)	(4.0)	(7.8)
Net income — adjusted	$29.2	$24.6	$113.8	$111.6

EPS — adjusted	$0.48	$0.40	$1.84	$1.80

	Three Months Ended				Fiscal Year Ended
	September 30,				September 30,
	2011		2010		2011		2010
GAAP net income	$23.5		$20.1		$106.1		$92.3
Interest income	(0.2)		(3.1)		(7.4)		(13.0)
Interest expense	2.7		2.7		11.0		4.2
Income tax expense	8.5		12.8		51.7		54.1
Depreciation and amortization	10.1		8.7		36.1		28.2
EBITDA	44.6		41.2		197.5		165.8

Antitrust litigation	—		3.1		1.3		5.0
Inventory step-up	2.8		—		2.8		11.6
Business acquisition	4.6		0.5		6.3		10.5
Sales tax adjustment	(0.1)		(0.6)		(0.8)		(4.7)
Restructuring	0.6		3.0		1.3		3.0
EBITDA — adjusted	$52.5		$47.2		$208.4		$191.2

GAAP gross profit	$90.7	39.2%	$88.7	41.8%	$369.9	41.9%	$313.3	41.8%
Inventory step-up	2.8		—		2.8		11.6
Gross profit — adjusted	$93.5	40.4%	$88.7	41.8%	$372.7	42.2%	$324.9	43.4%

While Hillenbrand, Inc. reports financial results in accordance with accounting principles generally accepted in the United States (GAAP), this press release includes non-GAAP measures. These non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Hillenbrand uses the non-GAAP measures to evaluate and manage its operations and provides the information to investors so they can see the results “through the eyes” of management. Hillenbrand further believes that providing this information better enables investors to understand the ongoing operating performance of the company. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP.

Disclosure Regarding Forward-Looking Statements

Throughout this release, we make a number of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As the words imply, forward-looking statements are statements about the future, as contrasted with historical information. Our forward-looking statements are based on assumptions and current expectations of future events that we believe are reasonable, but by their very nature they are subject to a wide range of risks. If our assumptions prove inaccurate or unknown risks and uncertainties materialize, actual results could vary materially from Hillenbrand’s expectations and projections.

Words that could indicate we’re making forward-looking statements include the following:

intend	believe	plan	expect	may	goal	would
become	pursue	estimate	will	forecast	continue	could
targeted	encourage	promise	improve	progress	potential	should

This isn’t an exhaustive list, but is simply intended to give you an idea of how we try to identify forward-looking statements. The absence of any of these words, however, does not mean that the statement is not forward-looking.

Here’s the key point: Forward-looking statements are not guarantees of future performance, and our actual results could differ materially from those set forth in any forward-looking statements. Any number of factors — many of which are beyond our control — could cause our performance to differ significantly from what is described in the forward-looking statements. These factors include, but are not limited to: the outcome of any legal proceedings that may be instituted against Hillenbrand, Rotex or others following the Rotex acquisition; risks that the Rotex acquisition disrupts current operations or poses potential difficulties in employee retention or otherwise affects financial or operating results; the ability to recognize the benefits of the acquisition, including potential synergies and cost savings or the failure of the acquired company to achieve its plans and objectives generally; global market and economic conditions, including those related to the credit markets; volatility of our investment portfolio; adverse foreign currency fluctuations; ongoing involvement in claims, lawsuits and governmental proceedings related to operations; labor disruptions; the dependence of our business units on relationships with several large national providers; increased costs or unavailability of raw materials; continued fluctuations in mortality rates and increased cremations; competition from nontraditional sources in the funeral services business; our ongoing antitrust litigation; cyclical demand for industrial capital goods; and certain tax-related matters. For a more in-depth discussion of these and other factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in item 1A of Hillenbrand’s Annual Report on Form 10-K for the year ended September 30, 2011, expected to be filed with the Securities and Exchange Commission (SEC) November 28, 2011. The company assumes no obligation to update or revise any forward-looking information.

About Hillenbrand, Inc.

Hillenbrand (www.HillenbrandInc.com) is a global diversified industrial enterprise that manufactures and sells premium business-to-business products and services for a wide variety of industries. We seek profitable growth and meaningful dividends for our shareholders by leveraging our leading brands, robust cash generation capabilities and strong core competencies. HI-INC-F

CONTACT

Investor Relations for Hillenbrand, Inc.

Chris Gordon, Director, Investor Relations

Phone: 812-931-5001

Email: chris.gordon@hillenbrand.com